Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2016

MELVILLE, N.Y., March 27, 2017 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from continuing operations for the year ended December 31, 2016. Full-year 2016 revenue from continuing operations was $57,276,000, compared to full-year 2015 revenue of $60,312,000. The Company’s 2016’s net income was $6,901,000 compared to $3,544,000 for 2015. However, the Company is reporting a 2016 loss from continuing operations before taxes of $8,638,000, compared to income from continuing operations before taxes in 2015 of $2,681,000. Significant factors affecting the Company’s 2016 loss before income taxes from continuing operations were: (i) non-cash impairment charges to goodwill and other intangible assets of $9,581,000; (ii) a downward adjustment to the carrying value of certain inventory of $1,001,000, and (iii) a gain on sale of real property of $1,703,000, and (iii).  As such, the Company is reporting a net loss from continuing operations for 2016 of $5,683,000, compared to net income from continuing operations in 2015 of $1,856,000. P&F is a reporting 2016 net income from discontinued operations of $12,584,000, of which $12,512,000 is from the gain on sale of Nationwide Industries, Inc., compared to net income from discontinued operations $1,688,000 for the prior year.

The Company is reporting fourth quarter 2016 revenue of $12,507,000, compared to $13,771,000 for the same period in 2015. The Company’s fourth quarter 2016 net income was $61,000, compared to $401,000 reported for the same period a year ago. Fourth quarter loss from continuing operations before income taxes was $176,000, compared to income from continuing operations before income taxes of $407,000 reported in the fourth quarter of 2015. Net loss from continuing operations was $93,000, for the fourth quarter of 2016, compared to income from continuing operations of $346,000 for the same period in the prior year. Net income from discontinued operations during the fourth quarter of 2016 was $154,000, compared to $55,000 a year ago.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Our results for 2016 were mixed, with certain items impacting the Company in a positive nature, while others negatively. The key factor contributing to the increase in our total net income was the gain on the sale of our Nationwide Industries subsidiary. As announced back in February 2016, the sale of Nationwide was a significant component of our objective to transform P&F into an organization focused on the air tools and related accessories market. In addition, the net proceeds of approximately $18.7 million allowed us to eliminate substantially all of our debt. Additionally, in November 2016, we completed a sale of the real property located in Tampa, Florida, in which we operated the Nationwide business, generating an additional $3.5 million of net proceeds. These transactions have provided us with additional band-width for future growth.”

Mr. Horowitz continued, “I am pleased to report that Florida Pneumatic’s 2016 revenue was 2.7% higher than the prior year. This improvement was driven primarily by the continued growth of the AIRCAT line of automotive application air tools, and to a lesser degree increased revenue from its Retail customers. Further, as previously announced, we are continuing to develop our plan to move into other sectors of the automotive market, leveraging our strategic relationships with the industry's major distributors. Revenue from its Industrial and Catalog channels declined, we believe due to the weakness in the markets they serve. Although these channels accounted for only approximately 11% of Florida Pneumatic’s 2016 revenue, we are working on them very diligently and are hopeful they will become a larger contributor to profits.”

Mr. Horowitz added, “During 2016, due primarily to weak revenue, Hy-Tech recorded almost $9.6 million of impairment charges against its goodwill and other intangible assets. Additionally, certain inventory was adjusted downward to its fair market value, resulting in a reduction to Hy-Tech’s gross profit by $1 million. These two factors were primary causes for the decline in our results from continuing operations. Hy-Tech struggled through 2016, seeing its revenue decline 26%. Significant factors contributing to this decline were, a fall-off in shipments of more than $1.2 million to a large customer of our ATSCO product line, the decision by a former major customer to manufacture in-house certain products previously sourced from Hy-Tech, resulting in a year over year decline in revenue of $950,000, and lastly, a decrease in revenue in its primary line of tools, parts and accessories of more than $1.2 million which is also sold into our segment of the oil and gas market. Finally, after many dedicated and successful years of service, Hy-Tech’s President and the CFO have stepped down to pursue other interests. We brought in a new President with a significant amount of experience and acumen. We believe the new management team at Hy-Tech will be able to execute on its strategic vision, growth and earnings potential.

Additionally, Hy-Tech recently began shipping new products that utilize their extensive air tool motor manufacturing knowledge to new OEM markets and customers. We are continuing to develop additional customer-sponsored projects in areas we have not traditionally marketed to that we believe could replace a portion of the revenue lost due to the factors described above. These projects are currently in the early stages; however, we remain confident that during 2017, they should strengthen and diversify Hy-Tech’s revenue.”

Mr. Horowitz concluded his remarks by stating, “2016 was a period of transition for P&F, with the disposition of the Nationwide business and related real property being the first step of the implementation of our strategic plan, which is to focus and expand the Company into a robust, international, tools-centric enterprise. We expect the business to develop through both organic growth and synergistic acquisitions. Lastly, I wish to thank the loyal, hardworking employees for their tireless effort, as we seek to improve shareholder value.”

The Company will be reporting the following

REVENUE

	Three months ended December 31,
	2016	2015	Variance	Variance
			$	%
Tools
Florida Pneumatic	$10,012,000	$10,090,000	$(78,000)	(0.8)%
Hy-Tech	2,495,000	3,681,000	(1,186,000)	(32.2)
Tools Total	$12,507,000	$13,771,000	$(1,264,000)	(9.2)%

	Year ended December 31,
	2016	2015	Variance	Variance
			$	%
Tools
Florida Pneumatic	$45,282,000	$44,076,000	$1,206,000	2.7%
Hy-Tech	11,994,000	16,236,000	(4,242,000)	(26.1)
Tools Total	$57,276,000	$60,312,000	$(3,036,000)	(5.0)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market: retail; Industrial/catalog and the automotive market. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended December 31,
	2016		2015		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,435,000	54.3%	$4,865,000	48.2%	$570,000	11.7%
Automotive	3,240,000	32.4	3,682,000	36.5	(442,000)	(12.0)
Industrial/catalog	1,093,000	10.9	1,325,000	13.1	(232,000)	(17.5)
Other	244,000	2.4	218,000	2.2	26,000	11.9
Total	$10,012,000	100.0%	$10,090,000	100.0%	$(78,000)	(0.8)%

	Year Ended December 31,
	2016		2015		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$24,847,000	54.9%	$24,217,000	54.9%	$630,000	2.6%
Automotive	14,576,000	32.2	12,805,000	29.1	1,771,000	13.8
Industrial/catalog	4,936,000	10.9	6,000,000	13.6	(1,064,000)	(17.7)
Other	923,000	2.0	1,054,000	2.4	(131,000)	(12.4)
Total	$45,282,000	100.0%	$44,076,000	100.0%	$1,206,000	2.7%

A primary factor for the increase in Florida Pneumatic’s Retail revenue this quarter, compared to the fourth quarter of 2015, was a delay in receiving certain orders from Sears during the third quarter of 2016, which were received and fulfilled in the fourth quarter of 2016. Revenue attributable to The Home Depot improved approximately 1%, when comparing the fourth quarter of 2016 to 2015. The cause of the decline in Automotive revenue this quarter, compared to the same period in 2015, was primarily due to two AIRCAT major customers/distributors during the fourth quarter putting in place an internal inventory reduction plan, and a decline in revenue at our UAT subsidiary located in the United Kingdom. A portion of UAT’s revenue is derived from the sale of pneumatic air tools to customers that are located in the North Sea region of Scotland, and whose businesses are primarily in the oil and gas sector. This region continues to feel the effects of the ongoing weakness in global oil and gas exploration. Lastly as relates to UAT, we are currently in the process of developing a marketing strategy that we believe should enable UAT to expand its presence into other Western European countries; however, no specific timetable has been established for the launch of this program. We continue to encounter weaknesses in the Industrial/catalog market, with the decline this quarter compared to the same period a year ago, occurring most notably in the aerospace and oil and gas exploration/production channels. Additionally, during the fourth quarter of 2015, we shipped special orders of approximately $124,000, while only shipping $43,000 during the fourth quarter of 2016.

When comparing Florida Pneumatic’s full-year 2016 revenue to 2015, the most significant factor contributing to the increase is the growth in its Automotive tools product line, which increased 13.8% over the prior year. This increase was primarily driven by new and improved tools, as well as an expanded customer base. Florida Pneumatic’s Retail revenue improved when comparing full-year 2016 to 2015, due to higher sales from Sears in 2016, with 2016 revenue from The Home Depot effectively flat to that reported in 2015. The aforementioned increases were partially offset by the decline in revenue of its Industrial/catalog lines, where the on-going slow-down in oil and gas exploration and extraction, particularly in the Gulf of Mexico region continues. Additionally, during 2015, we shipped approximately $767,000 of special orders, while shipping only $454,000 during 2016, which contributed to the decline in our Industrial/catalog revenue.

We have elected not to renew our supply agreement with Sears, which will expire on September 30, 2017. While Sears remains at or close to complying with its payment terms to Florida Pneumatic, this difficult decision was based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand to Stanley Black & Decker, and our level of working capital exposure in relation to our return on that investment with Sears. It is anticipated that our Sears inventory exposure should be eliminated by September 30, 2017, and that all accounts receivable, if collected in the ordinary course, should be received by December 2017. However, at the present time, there can be no assurance that events may not occur that would prevent our recovery of our working capital exposure.

Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO product line, as well as distributes a complementary line of sockets, which in the aggregate are referred to as “ATP”. Hy-Tech Machine also manufactures non-pneumatic products primarily marketed to the mining, construction and industrial manufacturing sectors. Hy-Tech Machine data below also includes sales of gears, and hydraulic stoppers.

	Three months ended December 31,
	2016		2015		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,188,000	87.7%	$3,310,000	89.9%	$(1,122,000)	(33.9)%
Hy-Tech Machine	307,000	12.3	371,000	10.1	(64,000)	(17.3)
Total	$2,495,000	100.0%	$3,681,000	100.0%	$(1,186,000)	(32.2)%

	Year Ended December 31,
	2016		2015		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$10,598,000	88.4%	$13,990,000	86.2%	$(3,392,000)	(24.2)%
Hy-Tech Machine	1,396,000	11.6	2,246,000	13.8	(850,000)	(37.8)
Total	$11,994,000	100.0%	$16,236,000	100.0%	$(4,242,000)	(26.1)%

There are three primary factors that contributed to the decline in this year’s ATP fourth quarter revenue, compared to the same period a year ago. These factors are:

•	Approximately $684,000 of the decline this quarter of ATP revenue is due to a large customer that was acquired in the ATSCO acquisition dramatically reducing its purchases. We believe this decline in orders from this customer is due primarily to excess inventory it acquired in 2015, and a slow recovery of the oil and gas exploration sector, which is its most significant sector.
•	The decision by a former major customer of Hy-Tech to source internally, certain impact wrenches and other products that it had formerly purchased from Hy-Tech. This action contributed to $309,000 of the decline in ATP revenue. We continue to sell to this customer; however the loss of the impact wrenches has negatively impacted gross margin as well as revenue.
•	Lower current pricing of domestic oil and gas compared to prior years continues to negatively impact ATP product revenue. Additionally, Hy-Tech is encountering pricing competition from Asian-sourced parts and tools. As a result, revenue from the sale of ATP parts and tools, as well as from the complimentary line of sockets, has declined approximately $130,000 this quarter, compared to the same period in 2015. We believe that should the oil and gas sector remain at or near current levels of exploration and extraction, it is likely that future periods may not reflect an increase over comparable prior periods for some time, even if trending upwards, chronologically. According to Baker Hughes Incorporated, the total United States rig count has increased to 658 as of December 30, 2016, from 522 as of September 30, 2016. However, a significant portion of Hy-Tech’s oil and gas sector revenue is driven by activity from rigs that operate off-shore, primarily in the Gulf of Mexico, where the rig count has remained relatively constant during the fourth quarter of 2016, ranging from 21 rigs to 24 rigs, whereas during the same period in 2015 the rig count in the Gulf of Mexico ranged from 23 to 34. Additionally, we believe that there has not been a meaningful increase or growth in the number of “turn-arounds” or plant maintenance activities, which tend to require the tools and parts that Hy-Tech manufactures and sells. Until such time as when major plant turn-arounds increase, and related activity levels return to recent historic levels, it is difficult to predict when this sector of the ATP category will improve. To combat this decline in revenue, in early 2016 we began to pursue alternate markets where we can exploit our manufacturing expertise, and develop different applications for our tools, motors and accessories. We believe the development of this new marketing strategy should provide Hy-Tech the ability to generate revenue from new markets in the foreseeable future that should complement its current markets such as oil and gas extraction and power generation. Revenue from new sources during the fourth quarter of 2016 was approximately $173,000, and is included in the ATP grouping.

When analyzing Hy-Tech’s full year 2016 revenue compared to full year 2015, the primary causes were consistent with those occurring during the fourth quarter, namely:

•	The decline throughout 2016 in shipments to a large ATSCO customer accounted for more than $1,204,000 of the shortfall in ATP revenue. We believe this decline in orders from this customer is due primarily to excess inventory they acquired in 2015, and a slow recovery of the oil and gas exploration sector, which is its most significant sector.
•	The decision by a former major customer to replace most of the products previously manufactured by Hy-Tech with products manufactured internally. This decision resulted in a decline in 2016 ATP revenue of approximately $950,000, compared to the prior year.
•	Revenue from ATP parts, tools and motors, as well as from the complimentary line of sockets, declined approximately $1,239,000 this year, compared to 2015. As noted above, Hy-Tech began recognizing revenue from its initiative to market its products and to new alternate markets. Revenue from these new sources during 2016 was approximately $274,000, and is included in the ATP grouping.

GROSS MARGIN

	Three months ended December 31,		Increase (decrease)
	2016	2015	Amount		%
Florida Pneumatic	$3,604,000	$3,616,000	$(12,000)		(0.3)%
As percent of respective revenue	36.0%	35.8%	0.2	% pts
Hy-Tech	$301,000	$1,106,000	$(805,000)		(72.8)
As percent of respective revenue	12.1%	30.0%	(17.9	)% pts
Total Tools	$3,905,000	$4,722,000	$(817,000)		(17.3)
As percent of respective revenue	31.2%	34.3%	(3.1	)% pts

	Year Ended December 31,		Increase (decrease)
	2016	2015	Amount		%
Florida Pneumatic	$16,674,000	$15,675,000	$999,000		6.4%
As percent of respective revenue	36.8%	35.6%	1.2	% pts
Hy-Tech	$2,257,000	$6,007,000	$(3,750,000)		(62.4)
As percent of respective revenue	18.8%	37.0%	(18.2	)% pts
Total Tools	$18,931,000	$21,682,000	$(2,751,000)		(12.7)
As percent of respective revenue	33.1%	35.9%	(2.8	)% pts

Florida Pneumatic’s Gross margin for the fourth quarter 2016 was essentially the same as the fourth quarter of 2015, improving 0.2 percentage point, or twenty basis points. We determine fair value of Hy-Tech’s inventory based on turnover ratio. Primarily the result of weak market conditions in key sectors serviced by Hy-Tech, such as oil and gas exploration and extraction and power generation, we determined that it was necessary to lower the carrying value of certain components of its inventory. This additional increase in Hy-Tech’s obsolete and slow moving inventory (“OSMI”) allowance this quarter of approximately $257,000 negatively impacted its fourth quarter of 2016’s gross profit and gross margins. Further, Hy-Tech’s gross margin this quarter is lower, compared to the same period in 2015, due in part to lower overhead absorption, which was due primarily to lower manufacturing activity, driven by the ongoing weakness in several key sectors as well as reduction in activity with key customers.

The primary factors contributing to the increase in Florida Pneumatic’s gross margin for 2016, compared to 2015, include more favorable product mix, favorable foreign currency exchange rates, improved overhead absorption and slightly lower cost of product. Hy-Tech’s gross margin during 2016 has been adversely affected by the effects of the ongoing weakness in several of the sectors in which it markets its products, and services such as the oil and gas sector, power generation and manufacturing, sectors critical to Hy-Tech’s revenue. This on-going weakness has caused Hy-Tech to significantly increase its OSMI. The additional increase in Hy-Tech’s OSMI during 2016 was $1,001,000. Additionally, contributing to the decline of Hy-Tech’s 2016 gross margin was the fact that during 2016 Hy-Tech manufactured and sold an extremely low gross margin product line to a key customer it acquired in the ATSCO acquisition. We do not intend to continue to manufacture this product line; however, it is likely there will be a residual effect on gross margin in 2017, as Hy-Tech sells its remaining related inventory. Lastly, until such time as when the markets that Hy-Tech services improves, and associated revenue strengthens, it is possible that Hy-Tech could encounter additional OSMI charges, which we believe would be less than the amount charged in 2016.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the fourth quarter of 2016, our SG&A was $4,522,000, compared to $4,323,000 during the same three-month period in 2015. Significant items contributing to this increase include: (i) variable costs and expenses, which include such things as commissions, warranty costs, freight out and advertising/promotional fees, increased by $118,000 during the fourth quarter of 2016, compared to the same period in the prior year, driven primarily by the increase in our AIRCAT sales, and (ii) compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits increased $244,000, when comparing the fourth quarter of 2016 to the same period in the prior year. During the fourth quarter of 2016, cash compensation paid to employees was relatively unchanged compared to the same period in the prior year. However, in connection with our reporting of the sale of Nationwide, we allocated a portion of our corporate overhead, which was attributable to Nationwide being accounted for as Discontinued operations, thus resulting in a lower expense in the fourth quarter of 2015. Partially offsetting the above increases was a reduction in amortization expense of $96,000, due primarily to the impairment of certain Hy-Tech intangible assets, lower professional fees and stock-based compensation of $21,000 and $12,000, respectively.

Our SG&A incurred for the full year 2016 was $19,610,000, compared to $19,157,000 incurred during the full-year 2015. For the year ended December 31, 2016, total variable costs and expenses increased over the prior year by $503,000. Variable costs include such expenses as advertising, freight-out, commissions and warranty. This increase was driven primarily by the $1,771,000 increase in Automotive sales, and to a lesser degree the $630,000 increase in Retail revenue. Additionally, compensation costs, as defined earlier, increased $321,000. Actual total compensation paid to employees was essentially unchanged from the prior period. However, $403,000 of 2015 total compensation costs was allocated to discontinued operations related to the sale of Nationwide. In 2016, we owned Nationwide for approximately a month and a half and did not allocate any of the same compensation items. The above increases in our SG&A were partially offset by reductions in our amortization of intangible assets of $222,000 due primarily to the impairment charges recorded during the second and fourth quarter of this year, professional fees of $96,000, and stock-based compensation of $57,000.

 IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLE ASSETS

During the second quarter of 2016, we determined that an interim impairment analysis of the goodwill recorded in connection with Hy-Tech and ATSCO was necessary based upon consideration of a number of factors, which included: i) continued weakness in oil and gas exploration and extraction; ii) the recent loss of a major portion of revenue from one of its larger customers; and iii) recent significant reductions/guidance of forecasted purchases from the largest customer acquired in the ATSCO acquisition. As a result of the aforementioned it was determined that Hy-Tech’s short and long-term projections indicated an inability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets necessitating the impairment charge. As a result, in accordance with current accounting literature, we recorded an impairment charge of $8,311,000 relating to goodwill and other intangible assets during the second quarter of 2016.

During our annual testing for impairment of our goodwill and other intangible assets, we determined that, primarily the result of further degradation in Hy-Tech’s revenue, which in turn produced lower results of operations than had been previously re-forecasted in May 2016, Hy-Tech’s goodwill and other intangibles were impaired. The unforeseen further decline in their revenue began in October 2016 and continues into 2017. As a result, we re-examined Hy-Tech’s projections and determined that it would not have the ability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill and other intangible assets, thus necessitating an additional impairment charge. As a result, in accordance with current accounting literature, we recorded an impairment charge of $880,000 relating to goodwill and $390,000 to other intangible assets. We believe that while we continue to make positive modifications within Hy-Tech, which include among other actions, changes in personnel and “go-to-market” strategies, should market conditions in the sectors in which Hy-Tech operates worsen, we could incur additional impairment charges in future periods.

GAIN ON SALE OF REAL PROPERTY

Effective November 1, 2016, we completed a transaction in which we sold real property, located in Tampa, Florida, for $3.75 million, resulting in a gain of approximately $1.7 million. This property is the headquarters of Nationwide, which we sold February 11, 2016. After deducting fees and expenses, we received approximately $3.5 million cash, which was used to pay down bank borrowings, with the balance remaining in a cash account.

OTHER INCOME - NET

The table below provides an analysis of our Other income-net from continuing operations for the three months and years ended December 31, 2016 and 2015:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Lease income-net	$25,000	$38,000	$100,000	$146,000
Fair value adjustment to contingent consideration - UAT	—	—	—	126,000
Total	$25,000	$38,000	$100,000	$272,000

Lease income-net is income net of related expenses incurred in connection with the lease discussed in Gain on Sale of Real Property. The fair value adjustment to contingent consideration – UAT reflects the adjustments relating to the carrying value of the additional consideration due to the sellers of UAT settled in 2015.

INTEREST EXPENSE

	Three months ended December 31,		Increase (Decrease)
Interest expense attributable to:	2016	2015	Amount	%
Short-term borrowings	$4,000	$—	$4,000	NA %
Term loans, including Capital Expenditure Term Loans	3,000	2,000	1,000	50.0
Amortization expense of debt issue costs	10,000	28,000	(18,000)	(64.3)

Total	$17,000	$30,000	$(13,000)	(43.3)%

	Year Ended December 31,		Increase (Decrease)
Interest expense attributable to:	2016	2015	Amount	%
Short-term borrowings	$45,000	$—	$45,000	NA	%
Term loans, including Capital Expenditure Term Loans	8,000	5,000	3,000	60.0
Amortization expense of debt issue costs	128,000	111,000	17,000	15.3

Total	$181,000	$116,000	$65,000	56.0%

We received approximately $18.7 million cash from the sale of Nationwide, which eliminated our revolving loan balance and reduced our term loans to $100,000. In accordance with current accounting guidance we have included the short-term interest expense incurred in connection with the bank borrowings, and term loan interest expense incurred during the three months and year ended December 31, 2015 of $120,000 and $600,000, respectively, and for the period January 1, 2016 through February 11, 2016, (the “Closing Date”) of $60,000, which was the effective date of sale of Nationwide, in Discontinued operations. Additionally, we wrote down the debt issue costs associated with the repayment of those term loans. Further, $128,000 is included in amortization expense of debt issue costs in our interest expense for the full year ended December 31, 2016.

Primarily the result of the cash received from the sale of Nationwide and cash received from the sale of the real property in Tampa, Florida, our average balance of short-term borrowings during the three-month period ended December 31, 2016 was $685,000, significantly lower than $10,883,000, which was the average during the three-month period ended December 31, 2015.

The average balance of our short-term borrowings during the year ended December 31, 2016 was $2,862,000, compared to $13,818,000 during the year of 2015.

INCOME TAX EXPENSE

The effective tax rates from continuing operations for the years ended December 31, 2016 and 2015 were (34.2%) and 30.8%, respectively.  Primary factors affecting our 2016 effective tax rate were nondeductible expenses and state income taxes. The primary factors affecting the 2015 effective tax rate were nondeductible expenses, reversal of liability for contingent purchase price, and state income taxes.

DISCONTINUED OPERATIONS

Net income from Discontinued Operations represents Nationwide’s results of operations for the period January 1, 2016 through the Closing Date, and for the twelve months ended December 31, 2015. The SG&A incurred during the period January 1, 2016 through the Closing Date, includes that of Nationwide plus $19,000 of expenses incurred at the corporate level that is specifically attributable to Nationwide. Nationwide’s SG&A for the three months and year ended December 31, 2015, includes all of Nationwide plus approximately $163,000 and $461,000, respectively, of corporate expenses directly attributable to Nationwide. Further, in accordance with current accounting guidance, we have included, as part of discontinued operations, all interest expense incurred attributable to our Bank borrowings during the year ended December 31, 2015, and for the period January 1, 2016 through the Closing Date.

We recognized a gain of $12,512,000 on the sale of Nationwide which represents the difference between the adjusted net purchase price and the carrying book value of Nationwide. For income tax purposes, our tax basis in Nationwide was greater than the net proceeds resulting in a tax loss and thus recorded a tax benefit of $482,000. This tax loss can only be applied against future capital gain transactions. In November 2016, Countrywide completed the sale of the Tampa, Florida real property, which, for tax purposes is treated as a capital gain transaction and utilized the $482,000 tax benefit generated from the sale of Nationwide.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, March 27, 2017, at 11:00 A.M., Eastern Time, to discuss its 2016 results and financial condition. Investors and other interested parties who wish to listen to or participate can call 866-337-6663. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about March 28, 2017.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, manufactures and/or imports air-powered tools and accessories, sold principally to the industrial, retail and automotive markets. P&F’s products are sold under its own trademarks and other trade names, as well as under the private labels of major manufacturers and retailers.

Forward Looking Statements.

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could” and their opposites and similar expressions identify statements that constitute forward looking statements within the meaning of the Reform Act. Any forward-looking statements contained in this press release and those contained in the comments of management, including those related to the Company's future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, those relating to:

•	Exposure to fluctuations in energy prices;

•	Debt and debt service requirements;

•	Borrowing and compliance with covenants under our credit facility;

•	Disruption in the global capital and credit markets;

•	The strength of the retail economy in the United States and abroad;

•	Supply chain disruptions;

•	Customer concentration;

•	Adverse changes in currency exchange rates;

•	Impairment of long-lived assets and goodwill;

•	Unforeseen inventory adjustments or changes in purchasing patterns;

•	Market acceptance of products;

•	Competition;

•	Price reductions;

•	Interest rates;

•	Litigation and insurance;

•	Retention of key personnel;

•	Acquisition of businesses;

•	Regulatory environment;

•	The threat of terrorism and related political instability and economic uncertainty; and

•	Information technology system failures and attacks

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	December 31, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash	$3,699	$927
Accounts receivable - net	7,906	8,477
Inventories	19,901	19,783
Prepaid expenses and other current assets	3,030	1,032
Assets of discontinued operations	---	8,435

Total current assets	34,536	38,654

Net property and equipment	7,089	9,472
Goodwill	3,897	10,154
Other intangible assets - net	6,606	11,098
Deferred income taxes - net	1,793	---
Other assets – net	130	234
Total assets	$54,051	$69,612

Liabilities and Shareholders’ Equity
Short-term borrowings	$ ---	$9,623
Accounts payable	2,398	2,791
Accrued compensation and benefits	1,733	1,718
Accrued other liabilities	2,019	1,666
Current maturities of long-term debt	13	491
Liabilities of discontinued operations	---	1,342

Total current liabilities	6,163	17,631

Long-term debt, less current maturities	88	5,936
Deferred tax liability - net	---	2,175
Other liabilities	210	228

Total liabilities	6,461	25,970

Total shareholders' equity	47,590	43,642

Total liabilities and shareholders' equity	$54,051	$69,612

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME  (Unaudited)

	Three months ended December 31,		Full year ended December 31,
(In Thousand $)	2016	2015	2016	2015

Net revenue	$12,507	$13,771	$57,276	$60,312
Cost of sales	8,602	9,049	38,345	38,630
Gross profit	3,905	4,722	18,931	21,682
Selling, general and administrative expenses	4,522	4,323	19,610	19,157
Impairment of goodwill and other intangible assets	1,270	---	9,581	---
Operating (loss) income	(1,887)	399	(10,260)	2,525
Other income-net	25	38	100	272
Gain on sale of building	1,703	---	1,703	---
Interest expense	(17)	(30)	(181)	(116)
(Loss) income from continuing operations before income taxes	(176)	407	(8,638)	2,681
Income tax (benefit) expense	(83)	61	(2,955)	825
(Loss) income from continuing operations	(93)	346	(5,683)	1,856

Net income from discontinued operations, net of tax of $-0- and $38, for the three and twelve-month periods ended December 31, 2016, and $55 and $1,001 for the three and twelve months ended December 31, 2015.	---	55	72	1,688
Gain on sale of discontinued operations, net of tax benefits of $154 and $482 for the three and twelve-month periods ended December 31, 2016	154	---	12,512	---
Net income from discontinued operations, net of tax	154	55	12,584	1,688
Net income	$61	$401	$6,901	$3,544

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (Unaudited)

	Full year ended December 31,
	2016	2015
Basic (loss) earnings per share
Continuing operations	$(1.58)	$0.51
Discontinued operations	3.50	0.47
Net (loss) income	$(1.92)	$0.98

Diluted (loss) earnings per share
Continuing operations	$(1.58)	$0.49
Discontinued operations	3.50	0.45
Net (loss) income	$(1.92)	$0.94

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT CHARGE AND AMORIZATION FROM CONTINUING OPERATIONS

(Unaudited)

(In Thousands $)	For the full year ended December 31,
	2016	2015
Net (loss) income from continuing operations	$(5,683)	$1,856
Add:
Impairment of Goodwill and other intangible assets	9,581	---
Depreciation and amortization	2,636	2,792
Interest expense	181	116
(Benefit) provision for income taxes	(2,955)	825

EBITDIA (1)	$3,760	$5,589

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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